UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2010
Graymark Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-34171	20-0180812

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Park Avenue, Suite 1350 Oklahoma City, Oklahoma	73102

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (405) 601-5300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 18, 2010, Graymark Healthcare, Inc. entered into Indemnification Agreements with each of its executive officers and directors, namely Stanton Nelson, S. Edward Dakil, Joseph Harroz, Steven List, Scott Mueller, Lewis Zeidner, and Grant Christianson.
The Agreement provides that the Company will indemnify each director and executive officer to the fullest extent permitted by law for claims arising in his capacity as a director and/or executive officer of the Company, provided that such director and/or executive officer acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against a director and/or executive officer, the Company is required to advance such person’s expenses in connection with his defense, provided that the director and/or executive officer undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.
A copy of the form of Indemnification Agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference. The foregoing summary of the Agreement is qualified in its entirety by reference to the form of Agreement filed herewith.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Form of Indemnification Agreement between the Company and each of its directors and executive officers

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: GRAYMARK HEALHCARE, INC.
Date: August 24, 2010	By:	/s/ Stanton Nelson
Stanton Nelson
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Form of Indemnification Agreement between the Company and each of its directors and executive officers